DLA Piper LLP (US) One Atlantic Center 1201 West Peachtree Street Suite 2900 Atlanta, Georgia 30309-3449 www.dlapiper.com Tanya L. Boyle tanya.boyle@us.dlapiper.com T 404.736.7863 F 404.682.7863

October 28, 2026

Sardis Credit Opportunities Fund

4200 Northside Parkway

Building 4, Suite 300

Atlanta, GA 30327

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Sardis Credit Opportunities Fund’s Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 2 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)